Exhibit 99.1

Media Contact:
Kim Sheehy
513-397-7862
kim.sheehy@cinbell.com
Cincinnati Bell Elects New Board Member Alan R. Schriber
CINCINNATI — May 5, 2011 — Cincinnati Bell Inc. (NYSE: CBB) today announced the election of Alan R. Schriber as a director of the company, effective May 3, 2011.
Schriber, 65, served as Chairman of the Public Utilities Commission of Ohio from April, 1999 until his retirement in December, 2010. He also served as Chairman of the Ohio Power Siting Board from April, 1999 until his retirement in December, 2010. Prior to his public service, Schriber was president of ARS Broadcasting Corp., an owner and operator of radio stations in Indiana, from 1983 to 1997. He was Assistant Professor of Economics at Miami University in Oxford, Ohio from 1976 to 1983, and served as Staff Economist for the Federal Reserve Bank of Cleveland from 1976 to 1977.
Mr. Schriber’s appointment brings the number of Cincinnati Bell directors to nine.
About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions-including local, long distance, data, Internet, entertainment and wireless services — that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, Cincinnati Bell provides best-in-class data center colocation services to enterprise customers in the Midwest and Texas with fully redundant power and cooling solutions. Complementing the colocation products, Cincinnati Bell also offers complex information technology solutions like managed services and technology staffing. For more information, visit www.cincinnatibell.com.